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                                                                   EXHIBIT 10.32

Metering Technology Management


UNITED STATES
--------------------------------------------------------------------------------
POSTAL SERVICE



April 23, 1997


Dr. Mohan Ananda
President & CEO
STAMPMASTER
4500 East Thousand Oaks Boulevard
Suite 100
Westlake Village, CA 91362-3825


Dear Dr. Ananda:

I received your Letter of Intent to submit an Information Based Indicia Program
(IBIP) evaluation product in accordance with the Interim Product Submission Procedures, as published in the Federal Register, Volume 62, Number 4, dated January 7, 1997.

I want to thank you for your interest in the IBIP and your intended participation. The IBIP technological advances the United States Postal Service forward by introducing a new form of the meter indicia for postage. This mutually beneficial program offers our customers convenient access to postage while increasing security of our postage revenue. As you've already recognized, this program also affords exciting new opportunities for product/service providers. I am confident the Postal Service and IBIP participants, such as yourself, will work successfully together to bring this new capability to our mutual customers.

Thank you once again for your Letter of Intent. I am pleased you intend to submit a product for evaluation. If you have any questions regarding product submission you may call our IBIP Program Manager, Roy Gordon at 202-268-3581.

Sincerely,


Wayne A. Wilkerson
Manager, Metering Technology Management

cc:  Roy Gordon, Metering Technology Management
     George Davis, General Counsel
     James Buie, Engineering
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                             S T A M P M A S T E R
                    45OO Thousand Oaks Boulevard, Suite 100
                      Westlake Village, California 91362
                                      Phone      (805) 371-4755
                                      Fax        (805) 371-4760

Mr. Roy Gordon
Manager, Retail Systems
United States Postal Service
475 L'Enfant Plaza SW, Room 8430
Washington, D.C., 20260-6807                      February 21, 1997

Dear Mr. Gordon:

     StampMaster, a California-based software development firm, is developing a prototype of a ISIP-style PC postage product. This letter is designed to introduce you briefly to StampMaster and to highlight its managerial and software engineering strengths. In addition, it has been written to serve as the official Letter of Intent required by the Information Based Indicia Program Interim Product Submission Procedures, as published in the Federal Register on January 7, 1997, that a company must submit in order to begin an official dialogue with the United States Postal Service concerning the IBIP program.

                    Company Address and Contact Information

StampMaster is based in Westlake Village, California, a suburb of Los Angeles. StampMaster's address and telephone number follow:

     StampMaster
     4500 Thousand Oaks Boulevard, Suite 100
     Westlake Village, CA 91362
     phone (805) 371-4755
     fax   (805) 371-4760

The company's principal contacts are Dr. Mohan Ananda and Mr. Ari Engelberg. They can be reached at the telephone number provided above. In addition, the company's principals maintain e-mail accounts that are checked regularly. E-mail may be sent to:

     Ari.Engelberg@anderson.ucla.edu

           Names and Qualifications of StampMaster Development Team

StampMaster is comprised of nine key members. The team members and their business qualifications are outlined below:

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Dr. Mohan Ananda (President and Chief Executive Officer): Dr. Ananda is a
principal of SafeWare, Corp., a company that has developed and owns a series of patents for secure rental of software applications over the Internet. Dr. Ananda's formal training is extensive. He holds a BS in Mechanical Engineering, an MS in Aeronautics, a JD, and a Ph.D. in Astrodynamics and Control.

Mr. Suresh Kolachalam (Lead Software Architect): Suresh is the lead software architect for StampMaster's PC postage product. Suresh has extensive experience developing software applications, and holds an MS in Electrical Engineering from the prestigious India Institute of Technology in Madras, India.

Mr. James McDermott (Chief Financial Officer): Jim will receive his MBA from the Anderson School at UCLA in June, 1997. Before returning to school, Jim worked for two years for CS First Boston Corporation as a Financial Analyst and for Piper Jaffray & Hopwood, Inc. as a Trading Assistant. At the Anderson School, Jim concentrated in Finance.

Mr. Ari Engelberg (Director of Business Development): Ari will graduate from UCLA in June, 1998 with his JD and MBA. He has concentrated in Entrepreneurial Studies at the Anderson School and in high-technology law at the School of Law, where he also serves as the Editor-in-Chief of UCLA's high-technology law journal.

Mr. Jeffrey Green (Director of Marketing): Jeff will receive his MBA from the Anderson School at UCLA in June, 1997. Before returning to school, Jeff served as a Senior Account Executive for PC Magazine and worked in Product Management at Hewlett-Packard. At the Anderson School, Jeff concentrated in strategy and marketing.

Mr. Steven Krause (Counsel): Steven is a practicing attorney in Westlake Village, CA. The focus of his practice is business reorganization and transactional issues.

Mr. Girish Venkat (Software Engineer): Girish, a software engineer, holds a Bachelor of Engineering from the University of Mysore, India. He has over 5 years experience programming and assembling applications using Visual C++ and C, and has particular expertise in the areas of graphical user interfaces and client-server applications.

Mr. Nagendra R (Software Engineer): Nagendra, a software engineer, holds a Bachelor of Engineering from the University of Mysore, India. He has over 5 years experience programming and assembling applications using Visual C++ and C, and has particular expertise in the areas of graphical user interfaces and client-server applications.

Dr. Markus Jakobssen (Chief Technical Advisor): Dr. Jakobssen completed his Ph.D. in Computer Science at the University of California, San Diego in December, 1996. His emphasis was on encryption theory and its practical applications. Prior to moving to San Diego, Dr. Jakobssen studied in his homeland of Sweden, where he also started and ran a successful educational software company.

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Product Concept Narrative

StampMaster's PC postage product, StampMaker, allows the postal customer to create stamps at the home or office using a personal computer, modem, and printer. StampMaster's technology is relatively simple. A software program with an incomplete header code is installed on the consumer's hard drive. This program allows the user to print stamps, but the program cannot be activated until the header code is complete. The only way to complete the code is to establish an online connection with a server that holds the missing portion. When an authorized connection is established, the header code is completed, allowing the user to activate the program and print stamps. The program can only be activated and stamps printed when the user is online. Any disruption in the integrity of the connection terminates it, rendering the user's stamp-making software useless until an authorized connection is reestablished. The integrity of the authorized connection is maintained by a patented process of dynamic asynchronous password verification, which allows the vendor to closely monitor and account for total postage values purchased and printed.

The `stamp' generated by StampMaker will take the form of a Bar Code that represents client information, a unique stamp `number', and other information specified in the June, 1996 USPS IBIP Indicium Specification. At the distribution center, letters adorned with `stamps' generated by the StampMaker system can be randomly scanned by Bar Code readers to confirm the authenticity of the postage, though this secondary security measure is not a necessary element of the system.

From the United States Postal Service's perspective, StampMaker will represent a significant advance in the modernization of postage distribution, StampMaster's products will allow the USPS to recognize substantial savings in the areas of physical stamp printing and decreased incidence of postal fraud as a result of consumer shift from traditional postal meters to tamper-proof PC-based postage products.

From the consumer perspective, StampMaker will provide the unlimited stamping advantages of traditional postal meters at a fraction of the cost. In addition, the consumer will avoid the expense, in terms of time, of traveling to the post office or supermarket to purchase postage. Finally, StampMaster expects to develop robust versions of the program that will provide an entire range of features from auditing and tracking of postage spending to integration with popular word processors and databases to personalized postage marks.

Vendor Infrastructure Concept Narrative

The Vendor Infrastructure will look very much like a traditional Internet Host site. It will have a T3 link to the Internet for maximum bandwidth and a high-end UNIX server which will be able to serve a large number of concurrent users. A relational database will be installed on the server. The custom developed software running on the server will collect the following minimum information on the database:

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     .  Profile of the users of the StampMaster System - Name, address, credit card information, phone numbers and any other information deemed necessary.
     . Accounting information by user - Prepaid postage amount & postage amount used.
     . Details of the postage printed by user - Value of the postage, type of postage, date sent, recipient, etc.

The application developed for the Server will facilitate the following client functionality:

     . The administrator operating from any remote PC to be able to define the Postal Rates or the kind of billing system to use - Prepaid postage system or monthly billing by credit card.
     . Users of the system operating from any remote PC will be able to print a postage stamp on to their local printers under the supervision of the server.

The server application also ensures that only those users who are registered with the Vendor are able to print the stamps using their PC. In order for the user to print a stamp at a PC, the user will first have to register with the Vendor providing among other things, their charge card information and a password. The user will then be identified internally with a unique user Id. Every time the user wants to print a stamp, the client software running on the user system will verify with the server software running on the Vendor system, that the user is an authorized user and also verify that there is enough prepaid postage available for the user to print the stamps.

This hardware and software could be on a system that is built for the specific purposes of hosting the StampMaster database and software. Alternately the software and database can be residing on the hardware of any on-line service provider. This way multiple vendors can be providing the capability for users to print stamps through their PCs.

Target Postal Service Market Segment

     The initial version of StampMaster's PC postage system will be targeted at the Small Office/Home Office (SOHO) and home user market segments. The SOHO and home user market segments am relatively unserved by the traditional metered postage manufacturers. StampMaster's PC postage system will open these markets to the convenience and efficiency of metered postage at a fraction of the cost.

     StampMaster is excited about its PC postage product and anticipates presenting its prototype, along with a detailed Concept of Operations, to the USPS by May 1. Attached is StampMaster's production schedule that highlights the nine-step USPS IBIP evaluation and approval process. Enclosed please also find two copies of StampMaster's non-disclosure agreement, which is to be signed by USPS representatives and StampMaster in compliance with

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Step 2 of the USPS IBIP Interim Product Submission Procedures. We look forward to meeting you in the near future, and to working with you as the product submission process evolves.

     Thank you for your consideration,

                              Sincerely,



          Dr. Mohan Ananda                   Ari Engelberg
          President and CEO                  Director, Business Development

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